Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-172554 and 333-172554-01
The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2011
PRICING SUPPLEMENT NO. 2011—MTNDG0137 DATED NOVEMBER     , 2011
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Buffered Return Optimization Securities Linked to the S&P 500® Index due on or about May 21, 2013
$10.00 per Security
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

¾	The securities will mature on May , 2013 (expected to be May 21, 2013). We will not make any payments on the securities prior to maturity.

¾
The securities will be issued at a minimum investment of 100 securities. The principal amount is $10.00 per security.  The issue price is $10.00 per security for brokerage accounts and $9.80 per security for advisory accounts (see “Plan of Distribution; Conflicts of Interest” in this pricing supplement).

¾
Your payment at maturity will be based on the percentage change in the closing level of S&P 500® Index (which we refer to as the “index”) from the date on which the securities are priced for initial sale to the public (expected to be November 15, 2011) (which we refer to as the “trade date”) to May    , 2013 (expected to be May 15, 2013), subject to postponement for non-index business days and market disruption events (which we refer to as the “final valuation date”), which percentage change we refer to as the “index return.”  The payment at maturity may be greater than, equal to or less than the $10.00 principal amount per security but will be no less than $1.00 and no greater than $11.60 to $12.00 per security (to be set on the trade date), subject to the credit risk of Citigroup Inc.

¾
If the index return is positive, at maturity you will receive for each security you then hold the $10.00 principal amount plus a return equal to $10.00 multiplied by the lesser of (i) the index return multiplied by the multiplier of 2.00 and (ii) the maximum gain of 16% to 20% (to be set on the trade date).

¾
If the index return is zero or negative but the index has not declined by a percentage more than the 10% buffer amount, at maturity you will receive for each security you then hold the $10.00 principal amount.

¾
If the index return is negative and the index has declined by a percentage more than the 10% buffer amount, at maturity you will receive for each security you then hold an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the index return (which will be negative) and (b) 10%.  Thus, if the index return is lower than -10% (regardless of the closing level of the index at any other time during the term of the securities), your payment at maturity will be less than the $10.00 principal amount per security.

¾	At maturity you could receive an amount per security that is up to 90% less than the principal amount per security.

¾
Investing in the securities is not equivalent to investing directly in the index or the stocks that constitute the index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the index.

¾	The securities will not be listed on any exchange.

¾	In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks.  See “Risk Factors Relating to the Securities” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.  The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc. and, as a result of the guarantee, any payments due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.  The return of the principal amount of the securities at maturity is not guaranteed.
The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security	Total
Price to Public	$10.00	$
Underwriting Fee	$0.20	$
Proceeds to Citigroup Funding Inc.	$9.80	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, will receive an underwriting fee of $0.20 for each security sold in this offering.  Citigroup Global Markets Inc. will pay UBS Financial Services Inc. a selling concession of $0.20 for each security it sells to brokerage accounts.  With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per security and will not receive a sales commission with respect to such sales.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about November        , 2011.
Investment Products	Not FDIC insured	May Lose Value	No Bank Guarantee

Citigroup	UBS Financial Services Inc.

SUMMARY INFORMATION—Q&A
What Are the Securities?

The Buffered Return Optimization Securities Linked to the S&P 500® Index due on or about May 21, 2013, or the securities, are investments linked to the performance of the S&P 500® Index (which we refer to as the “index”) that offer a potential return at maturity based on an enhanced participation in any increase in the closing level of the index from the trade date to the final valuation date, subject to the maximum gain (as defined below), while also reducing the downside market risk by providing a buffer against a decline of 10% or less in the closing level of the index from the trade date to the final valuation date and exposure only to a decline of more than 10% in the closing level of the index from the trade date to the final valuation date.  The securities do not pay periodic interest or dividends.  The return on the securities, if any, will be based upon the closing level of the index on the final valuation date.  At maturity, you could receive an amount that is up to 90% less than the $10.00 principal amount per security.

At maturity you will receive for each security you hold a payment at maturity, which may be greater than, equal to or less than the principal amount of the securities, based on the percentage change in the closing level of the index from the trade date to the final valuation date.  See “What Will I Receive at Maturity of the Securities?” below.

The securities will mature on May     , 2013 (expected to be May 21, 2013) and do not provide for earlier redemption by you or by us.  The final valuation date will be May    , 2013 (expected to be May 15, 2013), subject to postponement for non-index business days and market disruption events.  The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc. (“Citigroup Funding”), the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment at maturity is not guaranteed.  All payments on the securities are subject to the credit risk of Citigroup Inc.  Each security represents a principal amount of $10.00.

You may transfer the securities only in units of $10.00 and integral multiples of $10.00.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Will I Receive at Maturity of the Securities?

The securities will mature on May     , 2013 (expected to be May 21, 2013).  At maturity you will receive for each security you hold an amount in cash (the “payment at maturity”), which may be greater than, equal to or less than the principal amount of the securities, based on the percentage change in the closing level of the index from the trade date to the final valuation date.  We refer to the percentage change in the closing level of the index from the trade date to the final valuation date as the “index return.”  We refer to the closing level of the index on the trade date as the “index starting level,” which is      .  We refer to the closing level of the index on the final valuation date as the “index ending level.”

If the index return is positive, your payment at maturity will be greater than the $10.00 principal amount, but by no more than the “maximum gain” of 16% to 20% (to be set on the trade date) of the principal amount per security, as described below.  If the index return is zero or negative, your payment at maturity will be no greater than $10.00 and could be as low as $1.00 per security, as described below.

•
If the index return is positive, your payment at maturity per security will equal the $10.00 principal amount plus a return equal to $10.00 multiplied by the lesser of (i) the index return multiplied by the multiplier of 2.00 and (ii) the maximum gain.

•	If the index return is zero or negative but the index has not declined by a percentage more than the 10% buffer amount, your payment at maturity per security will equal the $10.00 principal amount.

•
If the index return is negative and the index has declined by a percentage more than the 10% buffer amount, your payment at maturity per security will be an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the index return (which will be negative) and (b) 10%.  Thus, if the index return is lower than -10% (regardless of the closing level of the index at any other time during the term of the securities), your payment at maturity will be less than the $10.00 principal amount per security.

Will I Receive Interest or Dividends on the Securities?

No.  We will not make any periodic payments of interest on the securities.  In addition, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the index, which, as of November 2, 2011, yield an average of 2.10% per year.  If this average dividend yield remained constant for the term of the securities, this would be equivalent to 3.15% (calculated on a simple interest basis) over the approximately 18-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

Is There a Possibility of Loss of Principal?

Yes.  If the index return is lower than -10%, your payment at maturity will be less than the $10.00 principal amount per security, and you may receive as little as $1.00 per security.  This will be true even if the closing level of the index exceeds the index starting level at one or more times during the term of the securities.  Even if the index return is positive, the total yield on the securities may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  You should refer to “Risk Factors Relating to the Securities—Potential for a Lower Comparative Yield” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Securities—What You Could Receive at Maturity—Hypothetical Examples” in this pricing supplement.

Who Publishes the Index and What Does It Measure?

Unless otherwise stated, all information on the index provided in this pricing supplement is derived from publicly available sources. The index is calculated, maintained and published by Standard & Poor’s Financial Services LLC and consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of November 2, 2011, the aggregate market value of the 500 companies included in the index represented approximately 75% of the U.S. equities market. For further information on the index, including its makeup, method of calculation and changes in its components, see “Description of the S&P 500® Index” in this pricing supplement.

An investment in the securities does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the index.  See “—Will I Receive Interest or Dividends on the Securities?” above.

How Has the Index Performed Historically?

We have provided a table showing the high and low closing levels, as well as end-of-period closing levels, of the index for each quarter in the period from January 3, 2006 to November 2, 2011 as well as a graph showing the daily closing levels of the index on each day such closing levels were available from January 3, 2006 to November 2 2011. You can find the table and the graph in the section “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the index in recent years. However, past performance is not indicative of how the index will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Securities?

Each holder, by purchasing the securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.  There is uncertainty regarding this tax treatment and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in this pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪	A U.S. holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the securities at maturity, a U.S. holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of the Securities.  Special rules apply to non-U.S. holders who are present in the United States for 183 days or more in a taxable year or whose gain on the Securities is effectively connected with the conduct of a U.S. trade or business.

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “United States Federal Tax Considerations” in this pricing supplement for more information.

Will the Securities Be Listed on a Stock Exchange?

The securities will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), is the underwriter for the offering and sale of the securities.  After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the securities to create a secondary market for holders of the securities, and may engage in other activities described in the sections “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Citigroup Global Markets will also act as calculation agent for the securities.  As calculation agent, Citigroup Global Markets will make determinations with respect to the securities.  You should refer to “Risk Factors Relating to the Securities—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in the stocks that constitute the index and/or in instruments, such as options, swaps or futures, related to the index and/or the stocks that constitute the index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your securities in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the securities declines. You should refer to “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Risk Factors Relating to the Securities—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Securities?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the securities, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the securities or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.  However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.  Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the securities are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Securities” in this pricing supplement.

RISK FACTORS RELATING TO THE SECURITIES

Because the terms of the securities differ from those of conventional debt securities in that the securities pay no interest and your payment at maturity will be based on the percentage change in the closing level of the index from the trade date to the final valuation date, an investment in the securities entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing level of the index and other events that are difficult to predict and beyond our control.

You Risk Losing up to 90% of the Principal Amount

The securities differ from ordinary debt securities in that Citigroup Funding will not necessarily repay the full principal amount of the securities.  Citigroup Funding will only pay you the principal amount of your securities if the index ending level has not declined from the index starting level by a percentage more than the buffer amount of 10% and will only make such payment at maturity.  If the index ending level has declined from the index starting level by a percentage more than the buffer amount, meaning the index return is lower than -10%, Citigroup Funding will pay you less than the full principal amount, resulting in a loss of the principal amount that is equal to the depreciation of the index from the trade date to the final valuation date in excess of the buffer amount.  Accordingly, if the index has declined by more than 10% from the index starting level over the term of the securities, you risk losing 90% of your principal amount.

No Interest Payments

Citigroup Funding will not make periodic interest payments on the securities, and the return on the securities is limited to the performance of the index from the trade date to the final valuation date, subject to the maximum gain.

Downside Market Exposure to the Index is Buffered Only if You Hold the Securities to Maturity

Citigroup Funding will pay you at least the principal amount of your securities under the certain limited circumstances described in this pricing supplement only if you hold your securities to maturity. The market value of the securities may fluctuate between the date you purchase them and the final valuation date. If you are able to sell your securities in the secondary market prior to maturity, you may have to sell them at a loss even if the index has not declined by more than 10%.  You should be willing to hold your securities to maturity. The buffered downside market exposure provided at maturity is subject to the credit risk of Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

The Multiplier Applies Only if You Hold the Securities to Maturity

You should be willing to hold your securities to maturity.  If you are able to sell your securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the securities themselves, and the return you realize may be less than the index’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier only if you hold your securities to maturity.

The Appreciation Potential of the Securities is Limited by the Maximum Gain

The appreciation potential of the securities is limited by the maximum gain of 16% to 20% per security, resulting in a maximum payment at maturity of $11.60 to $12.00 per security. The actual maximum gain and, therefore, the maximum payment at maturity, will be set on the trade date. Although the multiplier provides for a return of two times any increase in the index ending level over the index starting level, because the payment at maturity will be limited by the maximum gain, any increase in the index ending level over the index starting level by more than 8 % to 10% (half the maximum gain, which will be set on the trade date) of the index starting level will not increase the return on the securities.  As a result, your return on the securities may be less than the return on a hypothetical direct investment in the index.

The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments that become due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Volatility of the Index

Historically, the value of the index has been volatile. From January 3, 2006 to November 2, 2011, the closing level of the index has been as low as 676.53 and as high as 1,565.15.  The volatility of the index may result in your receiving a payment at maturity that is less than the $10.00 principal amount of each security and possibly as low as $1.00 per security, even if the index has appreciated over one or more other periods during the term of the securities before depreciating to below the index starting level on the final valuation date.

Potential for a Lower Comparative Yield

The securities do not pay any periodic interest.  As a result, if the index ending level does not increase sufficiently from the index starting level, taking into account the multiplier, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (whose payments would be guaranteed by Citigroup Inc.) of comparable maturity.

The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the index and the stocks that constitute the index, the dividend yield of the stocks that constitute the index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the index or equities markets generally and that may affect the closing level of the index, interest and yield rates in the market, time remaining until thesecurities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The closing level of the index may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” below.  You may receive less, and possibly significantly less, than the principal amount of the securities if you try to sell your securities prior to maturity.

The Payment at Maturity on Your Securities Is Not Based on the Level of the Index at Any Time Other than the Final Valuation Date

The index ending level and the index return will be based solely on the closing level of the index on the final valuation date (subject to adjustments as described in this pricing supplement). Therefore, if the closing level of the index drops precipitously on the final valuation date, the payment at maturity on your securities that Citigroup Funding pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing level of the index at a time prior to such drop. Although the closing level of the index on the maturity date or at other times during the life of your securities may be higher than the closing level of the index on the final valuation date, you will not benefit from the closing level of the index at any time other than the final valuation date.

The Index Reflects Price Return, Not Total Return

The return on your securities is based on the performance of the index, which reflects the changes in the market prices of the component stocks underlying the index. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the component stocks. The return on your securities will not include such a total return feature or dividend component.

Investing in the Securities Is Not Equivalent to Investing in the Index

Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index.  Investors in the securities will not have voting rights or rights to receive any dividends paid with respect to the stocks that constitute the index, which as of November 2, 2011 yield an average of 2.10% per year.  If this average dividend yield remained constant for the term of the securities, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 3.15% (calculated on a simple interest basis) over the approximately 18-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Adjustments to the Index Could Adversely Affect the Value of the Securities

Standard & Poor’s Financial Services LLC (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could change the value of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You Will Have No Rights Against the Index Publisher

You will have no rights against the index publisher, even though your payment at maturity will depend upon the closing level of the index on the final valuation date. The index publisher is not in any way involved in this offering and has no obligations relating to the securities or the holders of the securities.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, the cost of hedging our obligations under the securities, and, for brokerage accounts, underwriting fees paid with respect to the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Securities Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the index starting level, the index ending level and the index return and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index ending level in the event of a market disruption event, or discontinuance of the index, may adversely affect the payment to you at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities

One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the index or the stocks that constitute the index), including trading in stocks that constitute the index and/or in instruments, such as options, swaps or futures, related to the index and/or the stocks that constitute the index.  Our affiliates also trade in the stocks that constitute the index and other financial instruments related to the index and the stocks that constitute the index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the trade date could potentially increase the index starting level and, therefore, could increase the value at which the index must close on the final valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the final valuation date, could adversely affect the closing level of the index on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity.

The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. holders should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Potentially Inconsistent Research, Opinions or Recommendations by Citigroup Global Markets Inc., UBS Financial Services Inc. or their Respective Affiliates

Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the index.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Securities.  The description in this pricing supplement of the particular terms of the Securities supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Buffered Return Optimization Securities Linked to the S&P 500® Index due on or about May 21, 2013 (the “Securities”) are investments linked to the performance of the S&P 500® Index (the “Index”) that offer a potential return at maturity based on an enhanced participation in any increase in the Closing Level of the Index from the Trade Date to the Final Valuation Date, subject to the Maximum Gain, while also reducing the downside market risk by providing a buffer against a decline of 10% or less in the Closing Level of the Index from the Trade Date to the Final Valuation Date and exposure only to a decline of more than 10% in the Closing Level of the Index from the Trade Date to the Final Valuation Date.  The Securities do not pay periodic interest or dividends.  The return on the Securities, if any, will be based upon the Closing Level of the Index on the Final Valuation Date.  At maturity, you could receive an amount that is up to 90% less than the $10.00 principal amount per Security.

At maturity you will receive for each Security you hold a Payment at Maturity, which may be greater than, equal to or less than the $10.00 principal amount of the Securities, based on the percentage change in the Closing Level of the Index from the Trade Date to the Final Valuation Date.  We refer to the percentage change in the Closing Level of the Index from the Trade Date to the Final Valuation Date as the “Index Return.”

•
If the Index Return is positive, your Payment at Maturity per Security will equal the $10.00 principal amount per Security plus a return equal to $10.00 multiplied by the lesser of (i) the Index Return multiplied by the Multiplier of 2.00 (the “Multiplier”) and (ii) the Maximum Gain of 16% to 20% (to be set on the trade date) per security (the “Maximum Gain”).

•
If the Index Return is zero or negative but the Index has not declined by a percentage more than the 10% Buffer Amount, your Payment at Maturity per Security will equal the $10.00 principal amount per Security.

•
If the Index Return is negative and the Index has declined by a percentage more than the 10% Buffer Amount, your Payment at Maturity per Security will be an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the Index Return (which will be negative) and (b) 10%.  Thus, if the Index Return is lower than -10% (regardless of the Closing Level of the Index at any other time during the term of the Securities), your Payment at Maturity per Security will be less than the $10.00 principal amount per Security.  At maturity you could receive an amount that is up to 90% less than the principal amount per Security.

We will not make any periodic payments of interest on the Securities.  Additionally, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the Index, which as of November 2, 2011 yield an average of 2.10% per year.  If this average dividend yield remained constant for the term of the Securities, this would be equivalent to 3.15% (calculated on a simple interest basis) over the approximately 18-month term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

All payments on the Securities are subject to the credit risk of Citigroup Inc.  The Securities are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc.  The aggregate principal amount of Securities issued will be $            (               Securities).  The Securities will mature on May     , 2013 (expected to be May 21, 2013) (the “Maturity Date”).  The return of the principal amount of the Securities at maturity is not guaranteed.  The Securities will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding.  The guarantee of payments due under the Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The Securities will be issued only in fully registered form and in denominations of $10.00 per Security and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Payment at Maturity

The Securities will mature on May    , 2013 (expected to be May 21, 2013).  At maturity you will receive for each Security you hold an amount in cash (the “Payment at Maturity”), which may be greater than, equal to or less than the principal amount of the Securities. Your Payment at Maturity could be up to 90% less than the $10.00 principal amount per Security, resulting in a Payment at Maturity of as little as $1.00 per Security.

The Payment at Maturity will be based on the Index Return.  The Index Return will be calculated as follows:

Index Ending Level – Index Starting Level
Index Starting Level

The “Index Starting Level” is equal to        , the Closing Level of the Index on the Trade Date.

The “Index Ending Level” will be equal to the Closing Level of the Index on the Final Valuation Date.

Your Payment at Maturity will depend on whether the Index Return is positive, zero or negative and will be determined as follows:

•	If the Index Return is positive, your Payment at Maturity will equal:

$10.00 + [$10.00 × the lesser of (i) Index Return × Multiplier and (ii) the Maximum Gain]

The “Multiplier” equals 2.00.

The “Maximum Gain” will equal 16% to 20% (to be determined on the Trade Date) per Security.

•	If the Index Return is from and including 0% to and including –10%, your Payment at Maturity will be $10.00 per Security.

•	If the Index Return is lower than –10%, your Payment at Maturity will equal:

$10.00 + [$10.00 × (Index Return + 10%)]

Thus, if the Closing Level of the Index decreases by more than 10% from the Trade Date to the Final Valuation Date, the Index Return will be negative and your Payment at Maturity will be less than $10.00 per Security and could be as low as $1.00 per Security.

The “Buffer Amount” equals 10%.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets Inc. (“Citigroup Global Markets”), an affiliate of Citigroup Funding, or any successor appointed by Citigroup Funding.

The “Closing Level” means the closing level of the Index as published by the Index Publisher (as defined below), subject to the terms described under “—Discontinuance of the Index” and “—Alteration of Method of Calculation” below.  If the Closing Level of the Index is not available or a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Closing Level of the Index for the Final Valuation Date, unless postponed by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the value of the Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent.  If a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date for up to three consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day immediately prior to the Maturity Date.

The “Final Valuation Date” means May     , 2013 (expected to be May 15, 2013).  If the originally scheduled Final Valuation Date is not an Index Business Day, the Final Valuation Date may be postponed by the Calculation Agent, but not past the Index Business Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date as described above in the definition of “Closing Level.”

An “Index Business Day” means a day, as determined by the Calculation Agent, on which the Index or any Successor Index (as defined below) is calculated and published and on which securities comprising more than 80% of the value of the Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the Closing Level of the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

The “Index Publisher” is Standard & Poor’s Financial Services LLC.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) stocks which then comprise 20% or more of the value of the Index or any Successor Index, (ii) any options or futures contracts, or any options on such futures contracts, relating to the Index or any Successor Index or (iii) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index will be based on a comparison of the portion of the value of the Index attributable to that security relative to the overall value of the Index, in each case immediately before that suspension or limitation.

The “Settlement Date” means November    , 2011 (three Business Days after the Trade Date).

The “Trade Date” means the date on which the Securities are priced for initial sale to the public (expected to be November 15, 2011).

What You Could Receive at Maturity—Hypothetical Examples

The following table, hypothetical examples and graph are based on a principal amount per Security of $10.00, a Multiplier of 2.00 and a Buffer Amount of 10%, and assume an Index Starting Level of 1,237.90 and a Maximum Gain of 18.00% (the midpoint of the range of 16.00% to 20.00%).  The actual Index Starting Level and Maximum

Gain will be determined on the Trade Date.  Numbers in the table and examples below have been rounded for ease of analysis.

You will not be entitled to receive any dividends paid with respect to the stocks that constitute the index, which as of November 2, 2011 yield an average of 2.10% per year.  If this average dividend yield remained constant for the term of the Securities, this would be equivalent to 3.15% (calculated on a simple interest basis) over the approximately 18-month term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

Table of Hypothetical Payments at Maturity

Index Ending Level	Index Return	Payment at Maturity per Security	Securities Total Return at Maturity per $10.00 Issue Price1	Securities Total Return at Maturity per $9.80 Issue Price2
2,475.80	100.00%	$11.80	18.00%	20.41%
2,352.01	90.00%	$11.80	18.00%	20.41%
2,228.22	80.00%	$11.80	18.00%	20.41%
2,104.43	70.00%	$11.80	18.00%	20.41%
1,980.64	60.00%	$11.80	18.00%	20.41%
1,856.85	50.00%	$11.80	18.00%	20.41%
1,733.06	40.00%	$11.80	18.00%	20.41%
1,609.27	30.00%	$11.80	18.00%	20.41%
1,485.48	20.00%	$11.80	18.00%	20.41%
1,361.69	10.00%	$11.80	18.00%	20.41%
1,349.31	9.00%	$11.80	18.00%	20.41%
1,299.80	5.00%	$11.00	10.00%	12.24%
1,237.90	0.00%	$10.00	0.00%	2.04%
1,176.01	-5.00%	$10.00	0.00%	2.04%
1,114.11	-10.00%	$10.00	0.00%	2.04%
1,089.35	-12.00%	$9.80	-2.00%	0.00%
990.32	-20.00%	$9.00	-10.00%	-8.16%
928.43	-25.00%	$8.50	-15.00%	-13.27%
866.53	-30.00%	$8.00	-20.00%	-18.37%
742.74	-40.00%	$7.00	-30.00%	-28.57%
618.95	-50.00%	$6.00	-40.00%	-38.78%
495.16	-60.00%	$5.00	-50.00%	-48.98%
371.37	-70.00%	$4.00	-60.00%	-59.18%
247.58	-80.00%	$3.00	-70.00%	-69.39%
123.79	-90.00%	$2.00	-80.00%	-79.59%
0.00	-100.00%	$1.00	-90.00%	-89.80%

1 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 principal amount Security to the issue price of $10.00 per Security for all brokerage accounts.

2 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 principal amount Security to the issue price of $9.80 per Security, which is the issue price for investors in advisory accounts.  See “Plan of Distribution; Conflicts of Interest.”

Example 1 – The Closing Level of the Index increases 5.00% from the Index Starting Level of 1,237.90 to an Index Ending Level of 1,299.80, resulting in an Index Return of 5.00%.  Because the Index Return of 5.00% multiplied by 2.00 is less than the Maximum Gain of 18.00%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 × Index Return × Multiplier]

$10.00 + [$10.00 x 5.00% x 2.00] = $10.00 + $1.00 = $11.00

The Payment at Maturity of $11.00 per $10.00 principal amount Security represents a return on the principal amount of 10.00%, which corresponds to a total return on the Securities of 10.00% for brokerage account holders and 12.24% for advisory account holders.

Example 2 – The Closing Level of the Index increases 20.00% from the Index Starting Level of 1,237.90 to an Index Ending Level of 1,485.48, resulting in an Index Return of 20.00%.  Because the Index Return of 20.00% multiplied by 2.00 is greater than the Maximum Gain of 18.00%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 x Maximum Gain]

$10.00+ [$10.00 x 18.00%] = $10.00 + $1.80 = $11.80

The Payment at Maturity of $11.80 per $10.00 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 18.00%, which corresponds to a total return on the Securities of 18.00% for brokerage account holders and 20.41% for advisory account holders.

Example 3 – The Closing Level of the Index decreases 5.00% from the Index Starting Level of 1,237.90 to an Index Ending Level of 1,176.01, resulting in an Index Return of -5.00%.  Because the Index Return is negative, but the Index has not declined by a percentage more than the Buffer Amount of 10%, Citigroup Funding will repay the principal amount of the Securities at maturity.

The Payment at Maturity of $10.00 per $10.00 principal amount Security represents a return on the principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage account holders and 2.04% for advisory account holders.

Example 4 – The Closing Level of the Index decreases 40.00% from the Index Starting Level of 1,237.90 to an Index Ending Level of 742.74, resulting in an Index Return of -40.00%.  Because the Index Return is negative and the Index has declined by a percentage more than the Buffer Amount of 10%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 x (Index Return + 10%)]

$10.00 + [$10.00 x (-40.00% + 10%)] = $7.00

The Payment at Maturity of $7.00 per $10.00 principal amount Security represents a loss on the principal amount of 30%, which is equal to the Index Return of -40.00% plus the Buffer Amount and corresponds to a total loss on the Securities of 30.00% for brokerage account holders and 28.57% for advisory account holders.

If the Index Return is negative and the Index has declined by a percentage more than the Buffer Amount of 10%, at maturity Citigroup Funding will pay less than the full principal amount, resulting in a loss of principal to investors that is equal to the depreciation of the Index from the Trade Date to the Final Valuation Date in excess of the Buffer Amount.

Discontinuance of the Index

If the Index Publisher discontinues publication of the Index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index, then the value of the Index will be determined by reference to the value of that successor or substitute index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Securities.

If the Index Publisher discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Index, the value to be substituted for that index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the relevant index as described above, the Successor Index or value will be substituted for the relevant index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the market value of the Securities.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Index or a Successor Index is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that the value of the Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index or the Successor

Index as if the changes or modifications had not been made.  For example, if the method of calculating the Index or the Successor Index is modified so that the value of the Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of that index as if it had not been modified.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Security shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the Final Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.  If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Securities will be capped at the Payment at Maturity, calculated as though the Final Valuation Date were the date of the commencement of the proceeding.

In case of default in Payment at Maturity of the Securities, the Securities shall bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of             % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Securities.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Securities.  Because the Calculation Agent is an affiliate of Citigroup Funding and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Securities.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

The CUSIP for the Securities is 17317U493.  The ISIN for the Securities is US17317U4931.

DESCRIPTION OF THE S&P 500® INDEX
General

Unless otherwise stated, we have derived all information regarding the Index provided in this pricing supplement, including, without limitation, its composition, method of calculation and changes in components, from publicly available sources. Such information reflects the policies of, and is subject to change by, the Index Publisher.  The Index Publisher is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Index at any time.  None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Index.

The Index is published by Index Publisher and is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the Index is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the Index reflects the performance of the U.S. equity markets.

As of November 2, 2011, the aggregate market value of the 500 companies included in the Index represented approximately 75% of the U.S. equities market.  The Index Publisher chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the New York Stock Exchange, which the Index Publisher uses as an assumed model for the composition of the total market.  Relevant criteria employed by the Index Publisher include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of November 2, 2011, the 500 companies included in the Index were divided into 10 Global Industry Classification Sectors.  The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.67%), Consumer Staples (11.09%), Energy (12.38%), Financials (13.89%), Health Care (11.49%), Industrials (10.52%), Information Technology (19.58%), Materials (3.59%), Telecommunication Services (3.04%) and Utilities (3.74%). The Index Publisher may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

THE INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE SECURITIES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index

On March 21, 2005, the Index Publisher began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005, the Index Publisher completed the full float adjustment of the Index. The Index Publisher’s criteria for selecting stocks for the Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors and not all of a company’s outstanding shares.  The Index Publisher defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, the Index Publisher will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total market value of all Index component stocks relative to the Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the Index component stocks during the base period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total market value of the Index component stocks by a number called the index divisor.  By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original base period level of the Index.  The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“index maintenance’).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total market value of the Index require an index divisor adjustment.  By adjusting the index divisor for the change in total market value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index.  All index divisor adjustments are made after the close of trading.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require index divisor adjustments.

Historical Data on the S&P 500® Index

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Levels, as well as the end-of-period Closing Levels, of the Index from January 3, 2006 through November 2, 2011.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  These historical data on the Index are not indicative of the future performance of the Index or what the market value of the Securities may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Level of the Index on the Final Valuation Date.

	High	Low	Period End
2006
Quarter
First	1,307.25	1,254.78	1,294.83
Second	1,325.76	1,223.69	1,270.20
Third	1,339.15	1,234.49	1,335.85
Fourth	1,427.09	1,331.32	1,418.30
2007
Quarter
First	1,459.68	1,374.12	1,420.86
Second	1,539.18	1,424.55	1,503.35
Third	1,553.08	1,406.70	1,526.75
Fourth	1,565.15	1,407.22	1,468.36
2008
Quarter
First	1,447.16	1,273.37	1,322.70
Second	1,426.63	1,278.38	1,280.00
Third	1,305.32	1,106.39	1,166.36
Fourth	1,161.06	752.44	903.25
2009
Quarter
First	934.70	676.53	797.87
Second	946.21	811.08	919.32
Third	1,071.66	879.13	1,057.08
Fourth	1,127.78	1,025.21	1,115.10
2010
Quarter
First	1,174.17	1,056.74	1,169.43
Second	1,217.28	1,030.71	1,030.71
Third	1,148.67	1,022.58	1,141.20
Fourth	1,259.78	1,137.03	1,257.64
2011
Quarter
First	1,343.01	1,256.88	1,325.83
Second	1,363.61	1,265.42	1,320.64
Third	1,353.22	1,119.46	1,131.42
Fourth (through November 2, 2011)	1,285.09	1,099.23	1,237.90

On November 2, 2011, the Closing Level of the Index was 1,237.90.

The following graph illustrates the historical performance of the Index based on the Closing Level thereof on each Index Business Day from January 3, 2006 through November 2, 2011. Past movements of the Index are not indicative of future values of the Index.

License Agreement

The Index Publisher and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by the Index Publisher in connection with certain financial products, including the Securities.

The license agreement between the Index Publisher and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Securities. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Code.  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•	investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding the Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the Securities.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities.  Non-U.S. persons considering an investment in the Securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Security prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Security prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors who are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Securities generally will be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc. and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $        principal amount of Securities (        Securities) for $9.80 per Security, any payments becoming due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer the Securities to UBS at the public offering price less a selling concession of $0.20 per Security for sales to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.  Citigroup Global Markets will pay the applicable selling concession to UBS and their financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.
____________________
TABLE OF CONTENTS

Citigroup Funding Inc.

Medium-Term Notes, Series D

Buffered Return Optimization Securities
Linked to the S&P 500® Index
due on or about May 21, 2013
($10.00 Principal Amount per Security)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
November     , 2011
(Including Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

Page
Pricing Supplement Summary Information – Q&A	PS-2
Risk Factors Relating to the Securities	PS-6
Description of the Securities	PS-10
Description of the S&P 500® Index	PS-17
United States Federal Tax Considerations	PS-22
Plan of Distribution; Conflicts of Interest	PS-25
ERISA Matters	PS-26
Prospectus Supplement Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28